UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934
Date of Report: February 14, 2014
(Date of earliest event reported)
AGILYSYS, INC.
(Exact name of registrant as specified in its charter)

Ohio	000-5734	34-0907152

(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

425 Walnut Street, Suite 1800 Cincinnati, Ohio	45202

(Address of principal executive offices)	(ZIP Code)
Registrant’s telephone number, including area code: (770) 810-7800

N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 18, 2014, the Board of Directors of Agilysys, Inc. named Michael A. Kaufman to the Board to fill the vacancy created when R. Andrew Cueva resigned as a director effective February 14, 2014, following his earlier resignation as a Managing Director of MAK Capital One LLC (“MAK Capital”), our largest shareholder.

Mr. Kaufman, 41, is the President of MAK Capital, a financial investment advisory firm based in New York, NY, which he founded in 2002. Mr. Kaufman holds a B.A. degree in Economics from the University of Chicago, where he also received his M.B.A. He also earned a law degree from Yale University. Mr. Kaufman currently serves as Chairman of the Board of Zygo Corporation (NASDAQ: ZIGO), where he is a member of the compensation and corporate governance and nominating committees.

Mr. Kaufman is the controlling person of MAK Capital. MAK Capital and its related entities have been investors in Agilysys since 2009 and beneficially own more than 31% of our common stock. As a director, Mr. Kaufman is entitled to participate in the compensation program for outside directors, which typically include an annual equity grant of restricted stock. Mr. Kaufman waived any equity grant for fiscal year 2014.

Mr. Kaufman was appointed as a Class B Director and will also serve on the Board’s Compensation Committee and Nominating and Corporate Governance Committee. His remaining term as a Class B Director will expire at our 2014 Annual Meeting of Shareholders.

There are no transactions in which Mr. Kaufman has an interest requiring disclosure pursuant to Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements
(d) Exhibits – None

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGILYSYS, INC.
By:	/s/Kyle C. Badger
Kyle C. Badger
Senior Vice President, General Counsel and Secretary

Date: February 18, 2014